March 14, 2008

Asian Financial Inc.
4/F, No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing 102600
People's Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Asian Financial Inc. (the “Company”), a company incorporated under the laws of the State of Wyoming, in relation to certain items expressly set forth in our opinion below, in connection with the Company’s registration statement on Form S-1 (333-141507) (the “Form S-1”) filed with Securities and Exchange Commission on or about March 14, 2008 under the U.S. Securities Act of 1933. We have been requested to give this opinion as to the matters set forth below.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

The following terms as used in this opinion are defined as follows:

"Governmental Agencies" means any governmental or regulatory agency or any court in the PRC.

"Governmental Authorizations" means all necessary licenses, consents, authorizations, approvals, orders, certificates and permits.

 “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinate legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

We have taken note of the following facts:

i. On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce , the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly promulgated the Rules on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006.

ii. The M&A Rules require that a special purpose vehicle (“SPV”), defined as an offshore company directly or indirectly controlled by PRC domestic companies or natural person(s) and formed for the purposes of achieving overseas listing of interests in domestic companies actually owned by such PRC domestic companies or natural person(s), shall obtain an approval of the CSRC prior to the listing of its securities on an overseas stock exchange.

iii. On September 21, 2006, pursuant to the M&A Rules and other PRC laws and regulations, the CSRC promulgated on its official website relevant guidelines with respect to the procedures and documents required in connection with the application for approvals on listing and trading of domestic enterprises’ securities on overseas stock exchanges, which provide a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on the foregoing, we are of the opinion that:

i.	The CSRC currently has not issued any definitive rule or interpretation requiring offerings like the Company’s securities offering under the Form S-1 to be subject to M&A Rules; and

ii.
Given that the Company had established its overseas holding structure and completed its restructuring before September 8, 2006, the date on which the M&A Rules took effect, it is not necessary for the Company to submit application to and obtain approval from the CSRC in connection with this offering of the Company’s shares and their listing and trading on the OTC Bulletin Board unless the Company is clearly required to do so by possible later rules of the CSRC.

This opinion is rendered on the basis of the PRC law and regulatory practice effective as of the date hereof and there is no assurance that any of such laws or regulatory practice will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices